EXHIBIT 10.1

BURNT BASIN MINERAL CLAIMS

47 units in British Columbia, Canada known as the Burnt Basin mineral claims:

Claim Name	Tenure Number	Units	Expiry Date
Molly Gibson	393541	20	June 30, 2004
Motherlode	393542	20	June 30, 2004
Lode #1	395681	1	June 30, 2004
Lode #2	395682	1	June 30, 2004
Lode #3	395683	1	June 30, 2004
Lode #4	395684	1	June 30, 2004
Lode #5	395685	1	June 30, 2004
Lode #6	395686	1	June 30, 2004
Lode #7	395687	1	June 30, 2004